Exhibit 99.1

Dendreon Announces Third Quarter 2012 Results

– Restructuring on Track –

– Conference Call to be Hosted November 2, 2012 at 9:00 a.m. ET –

SEATTLE, November 2, 2012 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2012. Net product revenue for the quarter was $78 million, compared to $61 million for the quarter ended September 30, 2011, up 27% year over year and down 2.5% on a sequential basis.

Net loss in the third quarter of 2012 was $154.9 million, or $1.04 per share, compared to a net loss of $147.1 million, or $1.00 per share, for the same period in 2011. The current period includes a one-time charge of approximately $81 million related to cash and non-cash restructuring expenses. Excluding these expenses and other non-cash charges, the Company had a non-GAAP loss of approximately $50 million, or $0.33 per share.

As of September 30, 2012, Dendreon had approximately $445.1 million in cash, cash equivalents, and short-term and long-term investments, compared to $617.7 million as of December 31, 2011.

Recent Highlights:

•	Delivered solid performance in community accounts:

•

Community urology grew 14% overall quarter over quarter; accounts serviced by the new key account management team put in place earlier this year grew 16%, demonstrating that commercial investments made earlier in the year are paying off

•	Performance in community oncology was essentially flat (a decrease of less than 1%), representing an improvement over the 8% decline in the second quarter

•	Performance in academic medical centers declined 25%, which we believe is largely driven by an increase in clinical trial activity and site activation by other companies

•	Continued new physician interest in PROVENGE® (sipuleucel-T):

•	Added 54 net new accounts in the third quarter, bringing total number of infusing accounts to 741

•	Continued improvement in reimbursement landscape for physicians:

•	Aetna enhanced its coverage policy for PROVENGE prescribers

•	Received contract award from the Department of Veterans Affairs

•	Reported average time to payment remains less than 30 days for physicians

•	Implemented direct-to-consumer initiatives:

•	Continued PROPEL education series, with physicians presenting an overview of PROVENGE to patients at local and regional prostate cancer support group meetings

•

During Prostate Cancer Awareness Month, executed national media campaign to raise awareness in disparity of prostate cancer in African American men and hosted community events to disseminate PROVENGE information to patients, families and caregivers

•	Restructuring is on track:

•	Expense reductions are as expected, which bring administrative functions in line with companies of comparable size and complexity

•

Expect to begin to see net benefits associated with the restructuring initiatives to begin to appear in financial results as early as the first half of 2013, with full benefits realized in the third quarter of 2013

•	Expect to continue to reduce cost of goods sold (COGS) and anticipate seeing COGS below 50% following the closure of the Morris Plains, NJ facility, which is scheduled to close by the end of 2012

•	Expect to begin generating positive cash-flow from US operations at $100 million in quarterly sales

•	Continued focus on clinical data:

•	Data presented at European Society for Medical Oncology’s (ESMO) annual congress continues to provide important insights into the treatment of advanced prostate cancer with PROVENGE

•

Actively evaluating partnering strategies for European expansion; completed first patient’s treatment in the sipuleucel-T European Union open-label study; expect a mid-2013 regulatory decision in Europe

•	Completed enrollment of Zytiga (abiraterone acetate) sequencing study; expect to present data in 2013

•	Made decision to proceed with Xtandi (enzalutamide) sequencing study

“We delivered strong growth in urology and have continued to improve results in oncology, which demonstrate our commercial progress,” said John H. Johnson, chairman, president and chief executive officer. “These results were offset by a decline in the academic setting, which we believe is being driven by an increase in clinical trial activity from other companies. That said, we are pleased with the progress we’ve made in strengthening our commercial organization.”

“With our restructuring on track, we believe we are in a strong financial position and are looking to the future as we meet the growing interest for PROVENGE in the marketplace,” concluded Mr. Johnson.

Conference Call Information

Dendreon will host a conference call on November 2, 2012 at 9:00 a.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 38408702. The call will also be audio webcast with supplemental information slides available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1- 800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 38408702. The replay will be available from 12:00 p.m. ET on Friday, November 2, 2012 until 11:59 p.m. ET on Thursday, November 8, 2012. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com and the supplemental information slides will be posted to the Company’s website.

PROVENGE Indication and Important Safety Information

PROVENGE (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, expectations and beliefs regarding Dendreon’s profitability and Dendreon’s ability to achieve improved performance as a result of the restructuring, expectations regarding regulatory approval of PROVENGE in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s business and prospects and potential revenue and earnings from product sales, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of Dendreon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact Information:

Nicole Soley

Investor Relations

206-455-2220

InvestorRelations@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Product revenue, net	$77,942	$61,409	$239,878	$136,549
Royalty and other revenue	29	2,878	159	2,919

Total revenue	77,971	64,287	240,037	139,468
Operating expenses:
Cost of product revenue	51,749	54,978	173,521	102,070
Research and development	18,643	20,417	55,683	56,591
Selling, general and administrative	68,109	84,920	243,643	285,280
Restructuring, contract termination and asset impairment	80,994	38,482	81,969	38,482

Total operating expenses	219,495	198,797	554,816	482,423

Loss from operations	(141,524)	(134,510)	(314,779)	(342,955)
Interest income	313	285	1,071	1,078
Interest expense	(13,732)	(12,910)	(41,312)	(34,024)
Other income (expense)	79	24	105	(2)

Net loss	$(154,864)	$(147,111)	$(354,915)	$(375,903)

Basic and diluted net loss per share	$(1.04)	$(1.00)	$(2.39)	$(2.58)

Shares used in computation of basic and diluted net loss per share	149,593	146,426	148,455	145,953

	September 30,	December 31,
	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$226,696	$427,100
Short-term investments	163,519	111,525
Long-term investments	54,854	79,071

Total cash and cash equivalents, short-term investments and long-term investments	445,069	617,696
Trade accounts receivable	38,307	35,541
Prepaid antigen costs	963	7,490
Inventory	68,594	69,502
Total assets	742,093	1,001,491
Convertible senior notes due 2016	526,477	508,418
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity	57,828	352,637

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
GAAP net loss	$(154,864)	$(147,111)	$(354,915)	$(375,903)
Non-GAAP adjustments:
Depreciation and amortization expense	9,498	9,842	31,152	25,797
Imputed interest related to the convertible senior notes due 2016	6,142	5,664	18,059	15,515
Restructuring, contract termination and asset impairment, including stock-based compensation expense:
Severance, contract termination and other expense	14,009	18,630	14,984	18,630
Non-cash stock-based compensation expense	1,690	5,022	1,690	5,022
Non-cash asset impairment	65,295	14,830	65,295	14,830
Management severance and other termination benefits:
Severance expense	—	—	6,965	—
Non-cash stock-based compensation expense	—	—	15,112	—
Other stock-based compensation expense	8,194	11,684	40,462	43,114

Non-GAAP net loss	$(50,036)	$(81,439)	$(161,196)	$(252,995)

Non-GAAP net loss per share- basic and diluted	$(0.33)	$(0.56)	$(1.09)	$(1.73)

Shares used in computation of basic and diluted net loss per share	149,593	146,426	148,455	145,953

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.